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                                                                    Exhibit 99.7

                  [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]


August 25, 2000

Grove Property Trust
598 Asylum Ave.
Hartford, CT 06105

Dear Ladies and Gentlemen:

We understand that you seek our consent to include our fairness opinion letter (the "Opinion") in the proxy/prospectus materials to be filed by Grove Property Trust (the "Company") and Grove Operating L.P. in connection with the pending merger transactions with Equity Residential Properties Trust. Please note that our engagement letter with the Board of Trust Managers of the Company includes the following language:

"Houlihan Lokey consents to a description of and the inclusion of the text of its written Opinion in any filing required to be made with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings and in any materials delivered to the holders of the Grove OP Units in connection with the Transaction, provided that any such description or inclusion shall be subject to Houlihan Lokey's prior review and approval, which review shall be completed as promptly as practicable and which approval shall not be unreasonably withheld. Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Houlihan Lokey in connection with the Transaction, will in each instance be subject to Houlihan Lokey's prior review and written approval (which shall not be unreasonably withheld). Other than as set forth above, the Opinion will not be included in, summarized or referred to in any manner in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Houlihan Lokey's express, prior written consent (which shall not be unreasonably withheld). Neither Houlihan Lokey's verbal conclusions nor the Opinion will be used for any purpose other than in connection with the Transaction."

We have reviewed the proposed description and inclusion of our Opinion in the relevant filings, and hereby consent to including our Opinion and such description in such filings. Please do not hesitate to contact me directly should you require additional assistance.

Most sincerely,

/s/ Marjorie L. Bowen

Marjorie L. Bowen
Managing Director